AMENDED AND RESTATED SCHEDULE A
TO THE SUPERVISION AND ADMINISTRATION AGREEMENT
BETWEEN
GLOBAL X FUNDS AND GLOBAL X MANAGEMENT COMPANY LLC
DATED OCTOBER 20, 2008

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement to include the following investment portfolios as of June 9, 2010:

Fund	ANNUAL SUPERVISION AND ADMINISTRATION FEE
(as a % of average daily net assets)

Global X FTSE Nordic 30 ETF	0.50%
Global X FTSE Denmark 30 ETF	0.50%
Global X FTSE Finland 30 ETF	0.50%
Global X FTSE Norway 30 ETF	0.50%
Global X FTSE Argentina 20 ETF	0.74%*
Global X/InterBolsa FTSE Colombia 20 ETF	0.68%*
Global X FTSE Egypt 30 ETF	0.68%*
Global X FTSE Peru 20 ETF	0.66%*
Global X FTSE Philippines 30 ETF	0.68%*
Global X FTSE Poland 30 ETF	0.65%*
Global X Pakistan KSE-30 ETF	0.68%*
Global X Emerging Africa NR-40 ETF	0.63%*
Global X FTSE United Arab Emirates 20 ETF	0.98%
Global X China Consumer ETF	0.65%

Global X China Energy ETF	0.65%
Global X China Financials ETF	0.65%
Global X China Industrials ETF	0.65%
Global X China Materials ETF	0.65%
Global X China Technology ETF	0.65%

Global X Copper Miners ETF	0.65%
Global X Gold Miners ETF	0.59%
Global X Platinum Miners ETF	0.65%
Global X Silver Miners ETF	0.65%
Global X Brazil Consumer ETF	0.77%
Global X Brazil Financials ETF	0.77%
Global X Brazil Industrials ETF	0.77%
Global X Brazil Materials ETF	0.77%
Global X Brazil Utilities ETF	0.77%

Global X Brazil Mid Cap ETF	0.69%
Global X China Mid Cap ETF	0.65%
Global X Aluminum ETF	0.69%
Global X Lithium ETF	0.75%
Global X Uranium ETF	0.69%
Global X Fishing ETF	0.69%
Global X Food ETF	0.65%
Global X Shipping ETF	0.65%
Global X Waste Management ETF	0.65%

*	Asset-based custody fees are not included in the annual Supervision and Administration fee. Asset-based custody fees will be borne by the respective fund.

GLOBAL X FUNDS

/s/ Bruno del Ama
Bruno del Ama
Title: President and CEO

GLOBAL X MANAGEMENT COMPANY LLC

/s/ Bruno del Ama
Bruno del Ama
Title: CEO